Exhibit 2

Veradace Partners Issues Presentation Detailing Why Tiptree Shareholders Should Vote “AGAINST” the Deeply Flawed Proposed Sale of Fortegra to DB Insurance

Highlights Fortegra’s Undervaluation, a Flawed and Conflicted Process, and a Tax-Inefficient Structure That Grants Management a $1 Billion “Blank Check” While Delivering No Direct Return to Shareholders

Contends There Are Numerous Superior Alternative Paths That Could Deliver Materially Higher, Tax-Efficient Returns to Shareholders

Urges Shareholders to Vote AGAINST the Proposed Transaction and Calls on the Board to Pursue a Restructured Deal That Maximizes Shareholder Value

DALLAS – November, 13, 2025 – Veradace Partners L.P. (collectively with its affiliates, “Veradace” or “we”), a significant shareholder of Tiptree Inc. (Nasdaq: TIPT) (“Tiptree” or the “Company”), with beneficial ownership of 5.0% of the outstanding common stock, today issued a presentation detailing why shareholders should reject the Company’s proposed sale (the “Proposed Transaction”) of The Fortegra Group, Inc. (“Fortegra”) to DB Insurance Co., Ltd. (“DB Insurance”). Veradace urges shareholders to vote AGAINST the transaction at the Company’s Special Meeting of Stockholders scheduled for December 3, 2025.

Veradace also published the following list of the top questions that it believes shareholders should direct to the Tiptree Board of Directors (the “Board”) in light of the numerous value-destructive and deeply flawed aspects of the Proposed Transaction and the process undertaken to reach the Proposed Transaction agreement:

1.	Why was an investment bank not retained to specifically sell Tiptree in a tax-efficient manner before or while concurrently hiring banks to pursue a sale of Fortegra?

2.

Why was this transaction done now, months before Warburg Pincus LLC’s Qualified Public Offering Rights and more than a year before Drag-Along Rights, particularly given the strong expected growth in book value and earnings outlined in the proxy?

3.	Why was this transaction priced at such a significant discount to comparable companies on a multiple of net income?

4.	How did the Board evaluate a holding company discount both within the context of determining Fortegra’s value and in the value the Proposed Transaction would provide for Tiptree shareholders?

5.

Why are the proceeds from this transaction not being returned, in whole, to shareholders? The retention of significant cash may subject Tiptree to additional regulation under the Investment Company Act of 1940 and the short timeline and incentives to avoid such regulation could be detrimental to shareholders.

6.

Do independent directors believe the Proposed Transaction will be approved by the majority of unaffiliated shareholders if it were put to a vote? If so, why is the threshold only a majority of votes when affiliates own more than 40% of shares? If the Proposed Transaction is voted down by the majority of unaffiliated shareholders, what will that say about the Board’s fiduciary responsibility?

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About Veradace Partners, L.P.

Veradace Partners is a concentrated, long-term, public equity investment partnership that seeks to find high-quality business at reasonable prices. Veradace takes a long-term and constructive approach to working with management teams. Veradace has a track record of working with management teams to create long-term value.

Contacts

For Investors:

Veradace Capital Management

info@veradacecapital.com

For Media:

Longacre Square Partners

veradacecapital@longacresquare.com

DISCLAIMERS

This is not a solicitation of authority to vote your proxy. Do NOT send us your proxy card. Veradace is not asking for your proxy and will not accept proxy cards if sent. Veradace is not able to vote your proxy, nor does this communication contemplate such an event.

The press release does not constitute an offer, solicitation, or recommendation to sell or an offer to buy securities, investment products, or advisory services.  There is no assurance or guarantee with respect to the prices at which any securities of Tiptree will trade, and such securities may not trade at prices that may be implied herein. This press release is being provided for general informational purposes only and does not take into account the specific investment objectives, the financial situations, suitability, or particular need of any specific person(s) who may receive it.  This press release is not intended to provide and should not be relied on for any investment, accounting, legal, or tax advice.

The statements contained in this press release reflect the analysis and opinions of Veradace based on information taken from public filings, Company statements, and other data sources believed to be reliable. Veradace has not independently verified such information and does not guarantee its accuracy. None of Veradace, its affiliates, their representatives or any person makes any express or implied representations or warranty as to the reliability, accuracy, or completeness of the information contained or referenced in this press release, or in any written or oral communication transmitted or made available to the recipient. There is no guarantee that any measures proposed herein will be successful or will result in gains for Tiptree or its shareholders.

This press release contains forward-looking statements. Forward-looking statements are statements that are not historical facts and may include projections and estimates and their underlying assumptions, statements regarding plans, objectives, intentions and expectations with respect to future financial results, events, operations, services, product development and potential, and statements regarding future performance. Forward-looking statements are generally identified by the words “expects”, “anticipates”, “believes”, “in our view”, “from our perspective”, “intends”, “estimates”, “plans”, “will be”, “would” and similar expressions. Although Veradace believes that the expectations reflected in forward-looking statements contained herein are reasonable, investors are cautioned that forward-looking information and statements are subject to various risks and uncertainties—many of which are difficult to predict and are generally beyond the control of Veradace, Tiptree or Fortegra —that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. In addition, the foregoing considerations and any other publicly stated risks and uncertainties should be read in conjunction with the risks and cautionary statements discussed or identified in the Tiptree’s public filings with the U.S. Securities and Exchange Commission, including those listed under “Risk Factors” in annual reports on Form 10-K and quarterly reports on Form 10-Q and those related to the Proposed Transaction. The forward-looking statements and other information herein speak only as of the date hereof and, other than as required by applicable law, Veradace does not undertake any obligation to update or revise any forward-looking statements or other information. Certain information included in this material is based on data obtained from sources considered to be reliable. Any analyses provided to assist the recipient of this material in evaluating the matters described herein may be based on subjective assessments and assumptions and may use one among alternative methodologies that produce different results. Accordingly, any analyses should not be viewed as factual and should not be relied upon as an accurate prediction of future results.

Veradace has a long investment position in the company discussed herein and, as such believes that it stands to benefit by actions undertaken by such company that are being advocated herein. Veradace’s investment in Tiptree will increase in value if the trading price of Tiptree’s common stock increases and will decline in value if the trading price of Tiptree’s common stock decreases. Veradace may change its views about or its investment position in Tiptree at any time, for any reason or for no reason. Veradace may buy, sell, or otherwise change the form or substance of its Tiptree investment at any time. Veradace disclaims any obligation to notify the public of any such changes except as required by applicable law. Veradace also undertakes no commitment to take or refrain from taking any action with respect to Tiptree, Fortegra or any other company, except as required by applicable law. In addition, the information contained herein is being publicly disclosed without prejudice and shall not be construed to prejudice any of Veradace’s rights, demands, grounds and/or remedies.